EXHIBIT 10.1
INTERVOICE, INC.
FISCAL YEAR 2009 ANNUAL INCENTIVE COMPENSATION PLAN
PLAN SUMMARY
           Purpose. On May 28, 2008 the Compensation Committee of the Board of Directors (the “Committee”) of Intervoice, Inc. (the “Company”) adopted the Fiscal Year 2009 Annual Incentive Compensation Plan (the “Plan”), for the fiscal year 2009 which ends on February 28, 2009. The purpose of the Plan is to advance the interests of the Company and its shareholders by (a) providing officers and other plan participants with annual incentive compensation which is tied to the achievement of objective company-wide performance goals, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and retain key employees who have outstanding skills and abilities and who achieve superior performance and (c) fostering accountability and teamwork throughout the Company.
           Administrative. The Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan. The Plan is not governed by a formal written plan document.
           Plan Participants. The Committee shall have full authority to select each officer and each other employee of the Company who will participate in the Plan (each, a “Participant”). The Committee may at any time designate as Participants in the Plan an officer, an employee with a job title of director, a principal, a department head or an employee in a similar position. Upon adoption of the Plan, the Committee designated six of the Company’s executive officers as Participants in the Plan.
           Payment of Awards. Incentive compensation payments under the Plan (“Incentive Awards”), to the extent earned, are payable at one time in cash as soon as practicable following the Company’s issuance of a definitive year-end earnings release with respect to fiscal year 2009.
           Certain Financial Conditions for Payment of Incentive Awards. Bonus opportunities under the Plan are based on the Company’s performance against targeted amounts of annual adjusted operating income (“AOI”), AOI for each fiscal quarter and annual revenues. If the Company achieves one hundred percent (100%) of the annual amount of targeted AOI, one hundred percent (100%) of the targeted amount of AOI for each fiscal quarter and one hundred percent (100%) of the targeted amount of annual revenues under the Plan, the Company will have achieved “one hundred percent of Plan”. Subject to achievement of minimum threshold amounts under the Plan, the aggregate amount of any bonus payout under the Plan will increase or decrease in accordance with a sliding scale based upon the amount, if any, the actual AOI and revenues are less than or greater than the amounts targeted under the Plan. The Plan defines AOI as operating income excluding non-recurring acquisition costs, stock compensation expenses, and any other expenses the Committee, in its discretion, determines are unusual or non-recurring. For purposes of determining whether the Company achieves the revenue target, the Compensation Committee may, in its discretion, exclude any revenues it determines are unusual or non-recurring. Targeted revenues and AOI under the Plan reflect the amounts of revenues and AOI budgeted in our corporate business plan for the fiscal year.
           Calculation of Bonus Pool. If the Company achieves one hundred percent of Plan, the aggregate amount of all Incentive Awards (the “Bonus Pool”) will equal approximately $1.8 million. The Bonus Pool will increase or decrease in accordance with a sliding scale based upon the amount, if any, by which the Company’s annual AOI, quarterly AOI and annual revenues for fiscal year 2009 are less than or greater than the targeted amounts; provided, that the Participants will not receive an additional bonus for over achieving the targeted amount of AOI for any fiscal quarter and the aggregate Bonus Pool shall not exceed approximately $4.9 million. The Bonus Pool will only exceed $1.8 million if the Company over achieves one hundred percent of Plan for annual AOI and/or annual revenues. If the Company achieves only the minimum threshold targeted amount of AOI for a single fiscal quarter and annual revenues, respectively, the Bonus Pool will equal approximately $350,000. The aggregate amount of the Bonus Pool is also subject to adjustment to account for any adjustments to the number of Participants or the aggregate amount of annual base salary payable to the Participants.
           Calculation of Participant Incentive Awards. Either the Committee or the Company’s management has established an “Incentive Target” for each Participant, which Incentive Target represents a certain portion of each Participant’s base salary.
           Amount Per Participant. The amount of Incentive Awards that will be paid to any Participant if the Company achieves one hundred percent of Plan, is equal to a specified percentage of such Participant’s base salary. The following table sets forth the approximate amounts each of the four “named executive officers” (as defined in Item 5.02 of Form 8-K under the Securities Exchange Act of 1934) who are Participants will earn if the Company achieves the: (a) minimum threshold amounts of AOI for a single fiscal quarter and annual revenues; (b) one hundred percent of Plan; and (c) the maximum payout under the Plan based on one hundred percent achievement of the targeted amount of AOI for each fiscal quarter, and over achievement of the targeted amounts of annual AOI and annual revenues.

	Bonus as Percent of	Bonus at Minimum	Bonus at 100%	Maximum Bonus
Name	Salary at 100% of Plan	Threshold Amounts	of Plan	Amount
Ritchey,Robert E.	37.5%	$23,700.01	$148,125.06	$414,750.17
Milton,James A.	35.0%	$20,440.01	$127,750.06	$357,700.16
Holmes,Craig E.	25.0%	$11,000.01	$68,750.04	$192,500.11
Goldberg,Kenneth A.	20.0%	$7,680.00	$48,000.00	$134,400.00
           Eligibility for Payment. As a condition to eligibility for payment of an Incentive Award, a Participant shall be required to be in the employ of the Company or an affiliate through the date on which such Incentive Award is earned.
           Amendment or Discontinuance. The Committee may at any time suspend, terminate, amend or modify the Plan, in whole or in part.